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                                                                    EXHIBIT 99.1


FOR RELEASE THURSDAY, AUGUST 27, 1998
CONTACT:              Harry Baxter, 601-680-2410
                      William C. Kent, 334-705-4024

         Tupelo, Miss. - BancorpSouth, Inc. headquartered in Tupelo, MS, and The First Corporation, located in Opelika, AL, have entered into a binding agreement to merge the two corporations.

         BancorpSouth, Inc. (NYSE/BXS) the holding company of BancorpSouth Bank, and The First Corporation, holding company for The First National Bank of Opelika today announced the signing of a definitive agreement to merge the two companies. The agreement is subject to approval of the shareholders of The First Corporation and federal and state regulatory authorities.

         BancorpSouth, Inc.'s subsidiary, BancorpSouth Bank, operates in Mississippi under the name Bank of Mississippi and in Tennessee under the name Volunteer Bank. The First Corporation operates The First National Bank in Opelika. Under the terms of the agreement the banks of the two companies will also be merged. The transaction will be structured as a pooling of interests and as a tax-free exchange to the shareholders of The First Corporation.

         Earlier this summer, BancorpSouth and the $280 million-asset Alabama Bancorp., Inc. agreed to a merger that is expected to be consummated this fall. Alabama Bancorp operates as Highland Bank in the Birmingham market and The First Community Bank of the South in four Southern Alabama cities, including Fort Deposit, Greenville, Hayneville and Burkeville.

         As of June 30, BancorpSouth Bank's total assets were $4.5 billion while The First National Bank of Opelika's assets totaled approximately $150 million.

         BancorpSouth operates 134 offices serving 55 Mississippi and Tennessee communities. The First National Bank of Opelika has two banking locations in Opelika and one in Auburn.

         BancorpSouth Chairman and CEO Aubrey B. Patterson said, "The First National Bank of Opelika is a truly outstanding institution. It is a bulwark of the Opelika and Auburn markets, and the bank's philosophy of planting deep roots in the Opelika market matches that of BancorpSouth Bank. Like us, they have strong ties to the state and local economy, and they will bring added strength to our Company."

         The First Corporation Board Chairman H. C. Jackson said, "Merging with BancorpSouth will give our bank significant additional opportunities to serve our customers and the communities where we live. We are excited about this union and look forward to joining what I believe is one of the finest, most community oriented banking companies in the South."

         The First Corporation President and CEO William C. Kent said, "BancorpSouth is an excellent partner for The First Corporation. BancorpSouth's strong commitment to the local communities and markets they serve mirrors that of our company. In addition to our being able to handle larger loan requests, this merger will allow us to better serve our existing and future customers with more products, services and locations. We are pleased and excited about our future association with this quality organization."